FOR IMMEDIATE RELEASE

The Bank of Kentucky Announces the Addition of

Dr. James C. Votruba to its Board of Directors

CRESTVIEW HILLS, KENTUCKY – Monday, June 24, 2013 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today announced the addition of Dr. James C. Votruba to the Board of Directors of both the Company and the Bank. Dr. Votruba is President Emeritus and Professor of Educational Leadership at Northern Kentucky University where he served as President from 1997 to 2012.

President & CEO of The Bank of Kentucky, Robert W. Zapp stated, “Our team of directors is very pleased to add Jim to the board. He will be an excellent addition and provide the type of leadership and expertise that will help The Bank of Kentucky continue its mission. I am pleased to make this announcement and welcome Jim to the Bank!”

Before serving as President of Northern Kentucky University, Dr. Votruba served as Vice Provost for University Outreach and Professor of Higher Education at Michigan State University and the Dean of the College of Education and Human Development and Professor of Educational Leadership at Binghamton University. He earned his B.A. in political science, M.A. in political science and sociology, and his Ph.D. in higher education administration from Michigan State University. Currently, Dr. Votruba serves on a variety of boards including the Ohio National Mutual Holding Company, St. Elizabeth Healthcare Board of Trustees, Taft Museum of Art, and the Prichard Committee for Academic Excellence. He is Chair of the Northern Kentucky CEO Roundtable and an Executive Committee member of Vision 2015.

Dr. Votruba will be the newest member of the Bank’s and Company’s Board of Directors comprised of the following: Charles M. Berger, President, Bilz Insurance; John S. Cain, President, Wiseway, Inc.; Ruth Seligman Doering, President & CEO, Charles Seligman Distributing Company, Inc.; Harry J. Humpert, President, Humpert Enterprises, Inc.; Barry G. Kienzle, SVP & CFO, Paul Hemmer Companies; John E. Miracle, D.M.D.; Mary Sue Rudicill, Chairman, Belleview Sand & Gravel; Herbert H. Works, President, Boone-Kenton Lumber Company; and Robert W. Zapp, President & CEO, The Bank of Kentucky, Inc.

About The Bank of Kentucky:

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.8 billion, offers banking and related financial services to both individuals and business customers. The Bank of Kentucky operates 33 branch locations and 56 ATMs located throughout the region in Boone, Kenton, Campbell, Grant, Gallatin, Pendleton, and Hamilton County.

For more information, please contact:

Mark Exterkamp, Executive Vice President

The Bank of Kentucky (859) 409-9973